                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A
                                 (RULE 13d-102)


                 INFORMATION PURSUANT TO RULES 13d-1 AND 13d-2


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 4)*



                          VARIAN MEDICAL SYSTEMS, INC.
                                (Name of Issuer)



                                  COMMON STOCK
                         (Title of Class of Securities)



                                   922204102
                                 (CUSIP Number)



                                 JUNE 21, 1999
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [   ]    Rule 13d-1(b)

        [ X ]    Rule 13d-1(c)

        [   ]    Rule 13d-1(d)

Check the following box if a fee is being paid with this statement [ ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 2 of 18 Pages


CUSIP NO. 922204102                                       13G/A

1.  Names of Reporting Person(s).
    I.R.S. Identification No(s). of above person(s) (entities only).
        Investors Canadian Enterprise Fund
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification
        Number.

2.  Check the Appropriate Box if a member of a Group (See Instructions)
    (a) [ ]
    (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization
    Manitoba, Canada

Number of Shares      5.     Sole Voting Power 0
Beneficially Owned    6.     Shared Voting Power 123,050
by Each Reporting     7.     Sole Dispositive Power 0
Person With           8.     Shared Dispositive Power 123,050

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    123,050

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
    [    ]

11. Percent of Class Represented by Amount in Row (9):
    0.4%

12. Type of Reporting Person (See Instructions)
    00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2A

                               Page 3 of 18 Pages

CUSIP NO. 922204102                                       13G/A

1.  Names of Reporting Person(s).
    I.R.S. Identification No(s). of above person(s) (entities only).
        Investors Canadian Small Cap Fund
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification
        Number.

2.  Check the Appropriate Box if a member of a Group (See Instructions)
    (a) [ ]
    (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization
    Manitoba, Canada

Number of Shares      5.     Sole Voting Power 0
Beneficially Owned    6.     Shared Voting Power 153,550
by Each Reporting     7.     Sole Dispositive Power 0
Person With           8.     Shared Dispositive Power 153,550

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    153,550

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
    [    ]

11. Percent of Class Represented by Amount in Row (9):
    0.5%

12. Type of Reporting Person (See Instructions)
    00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2B

                               Page 4 of 18 Pages

CUSIP NO. 922204102                                       13G/A

1.  Names of Reporting Person(s).
    I.R.S. Identification No(s). of above person(s) (entities only).
        Investors Global Science & Technology Fund
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification
        Number.

2.  Check the Appropriate Box if a member of a Group (See Instructions)
    (a) [ ]
    (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization
    Manitoba, Canada

Number of Shares      5.     Sole Voting Power 0
Beneficially Owned    6.     Shared Voting Power 415,950
by Each Reporting     7.     Sole Dispositive Power 0
Person With           8.     Shared Dispositive Power 415,950

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    415,950

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
    [    ]

11. Percent of Class Represented by Amount in Row (9):
    1.4%

12. Type of Reporting Person (See Instructions)
    00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2C

                               Page 5 of 18 Pages

CUSIP NO. 922204102                                       13G/A

1.   Names of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only).
        Investors Mutual of Canada
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification
        Number.

2.  Check the Appropriate Box if a member of a Group (See Instructions)
    (a) [ ]
    (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization
    Manitoba, Canada

Number of Shares      5.     Sole Voting Power 0
Beneficially Owned    6.     Shared Voting Power 393,450
by Each Reporting     7.     Sole Dispositive Power 0
Person With           8.     Shared Dispositive Power 393,450

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    393,450

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
    [    ]

11. Percent of Class Represented by Amount in Row (9):
    1.3%

12. Type of Reporting Person (See Instructions)
    00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2D

                               Page 6 of 18 Pages


CUSIP NO. 922204102                                       13G/A

1.  Names of Reporting Person(s).
    I.R.S. Identification No(s). of above person(s) (entities only).
        Investors Canadian Small Cap Fund II
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification
        Number.

2.  Check the Appropriate Box if a member of a Group (See Instructions)
    (a) [ ]
    (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization
    Manitoba, Canada

Number of Shares      5.     Sole Voting Power 0
Beneficially Owned    6.     Shared Voting Power 79,550
by Each Reporting     7.     Sole Dispositive Power 0
Person With           8.     Shared Dispositive Power 79,550

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    79,550

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
    [    ]

11. Percent of Class Represented by Amount in Row (9):
    0.3%

12. Type of Reporting Person (See Instructions)
    00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2E

                               Page 7 of 18 Pages

CUSIP NO. 922204102                                       13G/A

1.  Names of Reporting Person(s).
    I.R.S. Identification No(s). of above person(s) (entities only).
        Investors Summa Fund
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification
        Number.

2.  Check the Appropriate Box if a member of a Group (See Instructions)
    (a) [ ]
    (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization
    Manitoba, Canada

Number of Shares      5.     Sole Voting Power 0
Beneficially Owned    6.     Shared Voting Power 786,250
by Each Reporting     7.     Sole Dispositive Power 0
Person With           8.     Shared Dispositive Power 786,250

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    786,250

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
    [    ]

11. Percent of Class Represented by Amount in Row (9):
    2.6%

12. Type of Reporting Person (See Instructions)
    00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2F

                               Page 8 of 18 Pages

CUSIP NO. 922204102                                       13G/A

1.  Names of Reporting Person(s).
    I.R.S. Identification No(s). of above person(s) (entities only).
        Investors Canadian Equity Fund
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification
        Number.

2.  Check the Appropriate Box if a member of a Group (See Instructions)
    (a) [ ]
    (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization
    Manitoba, Canada

Number of Shares      5.     Sole Voting Power 0
Beneficially Owned    6.     Shared Voting Power 822,200
by Each Reporting     7.     Sole Dispositive Power 0
Person With           8.     Shared Dispositive Power 822,200

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    822,200

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
    [    ]

11. Percent of Class Represented by Amount in Row (9):
    2.7%

12. Type of Reporting Person (See Instructions)
    00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2G

                               Page 9 of 18 Pages

CUSIP NO. 922204102                                       13G/A

1.  Names of Reporting Person(s).
    I.R.S. Identification No(s). of above person(s) (entities only).
        I.G. Investment Management, Ltd.
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification
        Number.

2.  Check the Appropriate Box if a member of a Group (See Instructions)
    (a) [ ]
    (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization
    Canada

Number of Shares      5.     Sole Voting Power 0
Beneficially Owned    6.     Shared Voting Power 2,774,000
by Each Reporting     7.     Sole Dispositive Power 0
Person With           8.     Shared Dispositive Power 2,774,000

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    2,774,000

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
    [    ]


11. Percent of Class Represented by Amount in Row (9):
    9.1%


12. Type of Reporting Person (See Instructions)
    CO (Corporation governed by the Canada Business Corporations Act), IA (Canadian)

                                       2H

                               Page 10 of 18 Pages


CUSIP NO. 922204102                                       13G/A

1.  Names of Reporting Person(s).
    I.R.S. Identification No(s). of above person(s) (entities only).
        Investors Group Trust Co. Ltd.
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification
        Number.

2.  Check the Appropriate Box if a member of a Group (See Instructions)
    (a) [ ]
    (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization
    Manitoba, Canada

Number of Shares      5.     Sole Voting Power 0
Beneficially Owned    6.     Shared Voting Power 2,774,000
by Each Reporting     7.     Sole Dispositive Power 0
Person With           8.     Shared Dispositive Power 2,774,000

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    2,774,000

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
    [    ]

11. Percent of Class Represented by Amount in Row (9):
    9.1%

12. Type of Reporting Person (See Instructions)
    CO (Corporation governed by the Manitoba Corporations Act)

                                      2I

                              Page 11 of 18 Pages


CUSIP NO. 922204102                                      13G/A

1.  Name of Reporting Person(s).
    I.R.S. Identification No(s). of above person(s) (entities only).
        Investors Group Inc.
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification
        Number.

2.  Check the Appropriate Box if a member of a Group (See Instructions)
    (a) [ ]
    (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization
    Canada

Number of Shares      5.     Sole Voting Power 0
Beneficially Owned    6.     Shared Voting Power 2,774,000
by Each Reporting     7.     Sole Dispositive Power 0
Person With           8.     Shared Dispositive Power 2,774,000

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    2,774,000

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
    [    ]

11. Percent of Class Represented by Amount in Row (9):
    9.1%

12. Type of Reporting Person (See Instructions)
    CO (Corporation governed by the Canada Business Corporations Act), HC

                                       2J

                              Page 12 of 18 Pages

CUSIP NO. 922204102                                      13G

1.  Name of Reporting Person(s).
    I.R.S. Identification No(s). of above person(s) (entities only).
        Investors Group Trustco Inc.
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification
        Number.

2.  Check the Appropriate Box if a member of a Group (See Instructions)
    (a) [ ]
    (b) [ ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Canada

Number of Shares      5.     Sole Voting Power 0
Beneficially Owned    6.     Shared Voting Power 2,774,000
by Each Reporting     7.     Sole Dispositive Power 0
Person With           8.     Shared Dispositive Power 2,774,000

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    2,774,000

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
    [    ]

11. Percent of Class Represented by Amount in Row (9):
    9.1%

12. Type of Reporting Person (See Instructions)
    CO (Corporation governed by the Canada Business Corporations Act), HC

                                       2K

                              Page 13 of 18 Pages

ITEM 1(a)      NAME OF ISSUER:

    Varian Medical Systems, Inc.

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

    3050 Hansen Way
    Palo Alto, California
    94304-1000

ITEM 2(a)      NAME OF PERSON FILING:

        This joint statement is filed by and on behalf of the following Reporting Persons signing this Amendment No. 4 to Schedule 13G and are hereafter referred to as the "Reporting Persons": Investors Group Inc. ("IGI"), Investors Group Trustco Inc. ("Trustco"), Investors Group Trust Co. Ltd. (the "Trustee"), I.G. Investment Management, Ltd. (the "Management Company"), and Investors Canadian Enterprise Fund, Investors Canadian Small Cap Fund, Investors Global Science & Technology Fund, Investors Mutual of Canada, Investors Canadian Small Cap Fund II, Investors Summa Fund and Investors Canadian Equity Fund (collectively, the "Funds").

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

        All of the Reporting Persons have their principal places of business at:

                      One Canada Centre
                      447 Portage Avenue
                      Winnipeg, Manitoba
                      R3C 3B6

ITEM 2(c)      CITIZENSHIP:

        IGI is a corporation formed under the Canada Business Corporations Act. It is a diversified-financial services holding company.

        Trustco is a corporation formed under the Canada Business Corporations Act. It is a holding company.

        The Management Company is a corporation formed under the Canada Business Corporations Act. It provides management services to the Funds.

        The Trustee is a corporation formed under the Manitoba Corporations Act. It is the trustee for the Unitholders of the Funds and serves as the trustee for other open-end mutual fund trusts organized and affiliated with IGI.

        The Funds are open-end mutual fund trusts of which the Unitholders are beneficiaries established in accordance with a Declaration of Trust under the laws of Manitoba, Canada.

                              Page 14 of 18 Pages

        IGI owns 100% of the issued and outstanding Class A Common Shares of Trustco. Trustco owns 100% of the issued and outstanding Class A Common Shares of the Management Company. Trustco also owns, directly or indirectly, 100% of the issued and outstanding Common Shares of the Trustee. Trustco, the Management Company, the Trustee, and the Funds are all ultimately controlled by IGI through its ownership of 100% of the issued and outstanding Class A Common Shares of Trustco.

        Power Financial Corporation owns 67.4% of the common stock of Investors Group Inc. Power Corporation of Canada, of which Mr. Paul Desmarais controls 67.7% of the voting power, owns 67.5% of the common stock of Power Financial Corporation.

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

        The class of equity securities to which this Amendment No. 4 to
Schedule 13G relates is the Common Stock, par value $1 per share, of Varian Medical Systems, Inc., a Delaware corporation.

ITEM 2(e)      CUSIP NUMBER:

    922204102

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
        78o).

(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
        78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e) [ ] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with 240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ x ]

                             Page 15 of 18 Pages

ITEM 4         OWNERSHIP.

Incorporated by reference to items (5)-(9) and (11) of the cover page pertaining to each Reporting Person.

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

[  ]

ITEM 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable

ITEM 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable

ITEM 9        NOTICE OF DISSOLUTION OF GROUP.

Not applicable

ITEM 10       CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 5, 1999                       INVESTORS GROUP INC.

                                   By:     /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss, as
                                           Attorney-in-Fact for
                                           Hugh Sanford Riley,
                                           President and Chief
                                           Executive Officer of
                                           Investors Group Inc.

                              Page 16 of 18 Pages

July 5, 1999                       INVESTORS GROUP TRUSTCO INC.



                                   By:     /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss, as
                                           Attorney-in-Fact for
                                           Richard Elliott Archer,
                                           President of
                                           Investors Group Trustco Inc.

July 5, 1999                       INVESTORS GROUP TRUST CO. LTD.



                                   By:     /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss, as
                                           Attorney-in-Fact for
                                           Robert Gibson Darling,
                                           Vice-President of
                                           Investors Group Trust Co. Ltd.

July 5, 1999                       I.G. INVESTMENT MANAGEMENT, LTD.



                                   By:     /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss, as
                                           Attorney-in-Fact for
                                           Alexander Scott Penman,
                                           President of
                                           I.G. Investment Management, Ltd.


July 5, 1999                       INVESTORS CANADIAN ENTERPRISE FUND



                                   By:     /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss, as
                                           Attorney-in-Fact for
                                           Robert Gibson Darling,
                                           Vice-President of
                                           Investors Group Trust Co. Ltd.,
                                           as Trustee for
                                           Investors Canadian Enterprise Fund

                              Page 17 of 18 Pages

July 5, 1999                       INVESTORS CANADIAN SMALL CAP FUND



                                   By:     /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss,
                                           as Attorney-in-Fact for
                                           Robert Gibson Darling,
                                           Vice-President of
                                           Investors Group Trust Co. Ltd.,
                                           as Trustee for
                                           Investors Canadian Small Cap Fund

July 5, 1999                       INVESTORS GLOBAL SCIENCE & TECHNOLOGY FUND



                                   By:     /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss,
                                           as Attorney-in-Fact for
                                           Robert Gibson Darling,
                                           Vice-President of
                                           Investors Group Trust Co. Ltd.,
                                           as Trustee for
                                           Investors Global Science &
                                           Technology Fund

July 5, 1999                       INVESTORS MUTUAL OF CANADA



                                   By:     /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss,
                                           as Attorney-in-Fact for
                                           Robert Gibson Darling,
                                           Vice-President of
                                           Investors Group Trust Co. Ltd.,
                                           as Trustee for
                                           Investors Mutual of Canada

                              Page 18 of 18 Pages

July 5, 1999                       INVESTORS CANADIAN SMALL CAP FUND II



                                   By:     /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss,
                                           as Attorney-in-Fact for
                                           Robert Gibson Darling,
                                           Vice-President of
                                           Investors Group Trust Co. Ltd.,
                                           as Trustee for
                                           Investors Canadian Small Cap Fund
                                           II

July 5, 1999                       INVESTORS SUMMA FUND



                                   By:     /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss,
                                           as Attorney-in-Fact for
                                           Robert Gibson Darling,
                                           Vice-President of
                                           Investors Group Trust Co. Ltd.,
                                           as Trustee for
                                           Investors Summa Fund

July 5, 1999                       INVESTORS CANADIAN EQUITY FUND



                                   By:     /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss,
                                           as Attorney-in-Fact for
                                           Robert Gibson Darling,
                                           Vice-President of
                                           Investors Group Trust Co. Ltd.,
                                           as Trustee for
                                           Investors Canadian Equity Fund

EXHIBIT A

                             Joint Filing Agreement

       In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to Common Stock, Par Value $1 per Share of Varian Medical Systems, Inc., and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 14th day of May, 1999.

                                   INVESTORS GROUP INC.

                                   By:  /s/ Edwin R. Buss
                                        --------------------------------------
                                        Edwin R. Buss, as
                                        Attorney-in-Fact for
                                        Hugh Sanford Riley,
                                        President and Chief
                                        Executive Officer of
                                        Investors Group Inc.

                                   INVESTORS GROUP TRUSTCO INC.

                                   By:  /s/ Edwin R. Buss
                                        --------------------------------------
                                        Edwin R. Buss, as
                                        Attorney-in-Fact for
                                        Richard Elliott Archer,
                                        President of
                                        Investors Group Trustco Inc.

                                   INVESTORS GROUP TRUST CO. LTD.

                                   By:  /s/ Edwin R. Buss
                                        --------------------------------------
                                        Edwin R. Buss, as
                                        Attorney-in-Fact for
                                        Robert Gibson Darling,
                                        Vice-President of
                                        Investors Group Trust Co. Ltd.

                                   I.G. INVESTMENT MANAGEMENT, LTD.

                                   By:  /s/ Edwin R. Buss
                                        --------------------------------------
                                        Edwin R. Buss, as
                                        Attorney-in-Fact for
                                        Alexander Scott Penman,
                                        President of
                                        I.G. Investment Management, Ltd.

                                   INVESTORS CANADIAN ENTERPRISE FUND

                                   By:  /s/ Edwin R. Buss
                                        --------------------------------------
                                        Edwin R. Buss,
                                        as Attorney-in-Fact for
                                        Robert Gibson Darling,
                                        Vice-President of
                                        Investors Group Trust Co. Ltd.,
                                        as Trustee for
                                        Investors Canadian Enterprise Fund

                                   INVESTORS CANADIAN SMALL CAP FUND

                                   By:  /s/ Edwin R. Buss
                                        --------------------------------------
                                        Edwin R. Buss,
                                        as Attorney-in-Fact for
                                        Robert Gibson Darling,
                                        Vice-President of
                                        Investors Group Trust Co. Ltd.,
                                        as Trustee for
                                        Investors Canadian Small Cap Fund

                                   INVESTORS GLOBAL SCIENCE & TECHNOLOGY FUND

                                   By:  /s/ Edwin R. Buss
                                        --------------------------------------
                                        Edwin R. Buss,
                                        as Attorney-in-Fact for
                                        Robert Gibson Darling,
                                        Vice-President of
                                        Investors Group Trust Co. Ltd.,
                                        as Trustee for
                                        Investors Global Science & Technology
                                        Fund

                                   INVESTORS MUTUAL OF CANADA

                                   By:  /s/ Edwin R. Buss
                                        --------------------------------------
                                        Edwin R. Buss,
                                        as Attorney-in-Fact for
                                        Robert Gibson Darling,
                                        Vice-President of
                                        Investors Group Trust Co. Ltd.,
                                        as Trustee for
                                        Investors Mutual of Canada

                                   INVESTORS CANADIAN SMALL CAP FUND II

                                   By:  /s/ Edwin R. Buss
                                        --------------------------------------
                                        Edwin R. Buss,
                                        as Attorney-in-Fact for
                                        Robert Gibson Darling,
                                        Vice-President of
                                        Investors Group Trust Co. Ltd.,
                                        as Trustee for
                                        Investors Canadian Small Cap Fund II

                                   INVESTORS SUMMA FUND

                                   By:  /s/ Edwin R. Buss
                                        --------------------------------------
                                        Edwin R. Buss,
                                        as Attorney-in-Fact for
                                        Robert Gibson Darling,
                                        Vice-President of
                                        Investors Group Trust Co. Ltd.,
                                        as Trustee for
                                        Investors Summa Fund

Exhibit B

                               Power of Attorney

               KNOW ALL MEN BY THESE PRESENTS, THAT I, Hugh Sanford Riley, President and Chief Executive Officer of Investors Group Inc., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Inc. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

               IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.

                                            /s/    Hugh Sanford Riley
                                            ----------------------------------
                                                   Hugh Sanford Riley

               BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Hugh Sanford Riley, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

               IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                            /s/    Martin Gutnik
                                            -----------------------------
                                                   Notary Public

EXHIBIT C

                               Power of Attorney

               KNOW ALL MEN BY THESE PRESENTS, THAT I, Richard Elliott Archer, President of Investors Group Trustco Inc., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Trustco Inc. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

               IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.

                                            /s/    Richard Elliott Archer
                                            ------------------------------
                                                   Richard Elliott Archer

               BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Richard Elliott Archer, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

               IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                            /s/    Martin Gutnik
                                            --------------------------
                                                   Notary Public

EXHIBIT D

                               Power of Attorney

               KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Trust Co. Ltd. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

               IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.


                                            /s/    Robert Gibson Darling
                                            ------------------------------
                                                   Robert Gibson Darling

               BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

               IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                            /s/    Martin Gutnik
                                            ------------------------------
                                                   Notary Public

EXHIBIT E

                               Power of Attorney

               KNOW ALL MEN BY THESE PRESENTS, THAT I, Alexander Scott Penman, President of I.G. Investment Management, Ltd., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of I.G. Investment Management, Ltd. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

               IN WITNESS WHEREOF, I have hereunto set my hand and seal this 19th day of March, 1999.

                                            /s/    Alexander Scott Penman
                                            ------------------------------
                                                   Alexander Scott Penman

               BE IT KNOWN, that on this 19th day of March, 1999, before me Douglas E. Jones, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Alexander Scott Penman, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

               IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                            /s/    Douglas E. Jones
                                            ------------------------------
                                                   Notary Public

EXHIBIT F

                               Power of Attorney

               KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Canadian Small Cap Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David
M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Canadian Small Cap Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

               IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.


                                            /s/    Robert Gibson Darling
                                            ------------------------------
                                                   Robert Gibson Darling

               BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

               IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                            /s/    Martin Gutnik
                                            ------------------------------
                                                   Notary Public

EXHIBIT G

                               Power of Attorney

               KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Canadian Small Cap Fund II, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David
M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Canadian Small Cap Fund II any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

               IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.


                                            /s/    Robert Gibson Darling
                                            ------------------------------
                                                   Robert Gibson Darling

               BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

               IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                            /s/    Martin Gutnik
                                            ------------------------------
                                                   Notary Public

EXHIBIT H

                               Power of Attorney

               KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Summa Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Summa Fund any and all statements on
Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

               IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.


                                            /s/    Robert Gibson Darling
                                            ------------------------------
                                                   Robert Gibson Darling

               BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

               IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                            /s/    Martin Gutnik
                                            ------------------------------
                                                   Notary Public

EXHIBIT I

                               Power of Attorney

               KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Global Science & Technology Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Global Science & Technology Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

               IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.


                                            /s/    Robert Gibson Darling
                                            ------------------------------
                                                   Robert Gibson Darling


               BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

               IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                            /s/    Martin Gutnik
                                            ------------------------------
                                                   Notary Public

EXHIBIT J

                               Power of Attorney

               KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Canadian Enterprise Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David
M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Canadian Enterprise Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

               IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.


                                            /s/    Robert Gibson Darling
                                            ------------------------------
                                                   Robert Gibson Darling

               BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

               IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                            /s/    Martin Gutnik
                                            ------------------------------
                                                   Notary Public

EXHIBIT K

                               Power of Attorney

               KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Mutual of Canada, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Mutual of Canada any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

               IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.


                                            /s/    Robert Gibson Darling
                                            ------------------------------
                                                   Robert Gibson Darling

               BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

               IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                            /s/    Martin Gutnik
                                            ------------------------------
                                                   Notary Public

EXHIBIT L

                             Joint Filing Agreement

               In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on
Schedule 13G (including amendments thereto) with respect to Common Stock, Par Value $1 per Share of Varian Medical Systems, Inc., and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

               IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 14th day of May, 1999.

                                   INVESTORS GROUP INC.

                                   By:     /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss, as
                                           Attorney-in-Fact for
                                           Hugh Sanford Riley,
                                           President and Chief
                                           Executive Officer of
                                           Investors Group Inc.

                                   INVESTORS GROUP TRUSTCO INC.

                                   By:     /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss, as
                                           Attorney-in-Fact for
                                           Richard Elliott Archer,
                                           President of
                                           Investors Group Trustco Inc.

                                   INVESTORS GROUP TRUST CO. LTD.

                                   By:     /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss, as
                                           Attorney-in-Fact for
                                           Robert Gibson Darling,
                                           Vice-President of
                                           Investors Group Trust Co. Ltd.

                                   I.G. INVESTMENT MANAGEMENT, LTD.

                                   By:     /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss, as
                                           Attorney-in-Fact for
                                           Alexander Scott Penman,
                                           President of
                                           I.G. Investment Management, Ltd.


                                   INVESTORS CANADIAN ENTERPRISE FUND

                                   By:     /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss,
                                           as Attorney-in-Fact for
                                           Robert Gibson Darling,
                                           Vice-President of
                                           Investors Group Trust Co. Ltd.,
                                           as Trustee for
                                           Investors Canadian Enterprise Fund

                                   INVESTORS CANADIAN SMALL CAP FUND

                                   By:     /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss,
                                           as Attorney-in-Fact for
                                           Robert Gibson Darling,
                                           Vice-President of
                                           Investors Group Trust Co. Ltd.,
                                           as Trustee for
                                           Investors Canadian Small Cap Fund

                                   INVESTORS GLOBAL SCIENCE & TECHNOLOGY FUND

                                   By:     /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss,
                                           as Attorney-in-Fact for
                                           Robert Gibson Darling,
                                           Vice-President of
                                           Investors Group Trust Co. Ltd.,
                                           as Trustee for
                                           Investors Global Science &
                                           Technology Fund

                                   INVESTORS MUTUAL OF CANADA

                                   By:     /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss,
                                           as Attorney-in-Fact for
                                           Robert Gibson Darling,
                                           Vice-President of
                                           Investors Group Trust Co. Ltd.,
                                           as Trustee for
                                           Investors Mutual of Canada

                                   INVESTORS CANADIAN SMALL CAP FUND II

                                   By:     /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss,
                                           as Attorney-in-Fact for
                                           Robert Gibson Darling,
                                           Vice-President of
                                           Investors Group Trust Co. Ltd.,
                                           as Trustee for
                                           Investors Canadian Small Cap Fund
                                           II

                                   INVESTORS SUMMA FUND

                                   By:     /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss,
                                           as Attorney-in-Fact for
                                           Robert Gibson Darling,
                                           Vice-President of
                                           Investors Group Trust Co. Ltd.,
                                           as Trustee for
                                           Investors Summa Fund

                                   INVESTORS CANADIAN EQUITY FUND

                                   By:     /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss,
                                           as Attorney-in-Fact for
                                           Robert Gibson Darling,
                                           Vice-President of
                                           Investors Group Trust Co. Ltd.,
                                           as Trustee for
                                           Investors Canadian Equity Fund

EXHIBIT M

                               Power of Attorney

               KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Canadian Equity Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David
M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Canadian Equity Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

               IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.


                                            /s/    Robert Gibson Darling
                                            ------------------------------
                                                   Robert Gibson Darling

               BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

               IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                            /s/    Martin Gutnik
                                            ------------------------------
                                                   Notary Public